                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Informix Corporation of our report dated January 26, 2000 relating to the consolidated balance sheets of Informix Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, and the related financial statement schedule as of and for the years ended December 31, 1999 and 1998, which report appears in the December 31, 1999 Annual Report on Form 10-K of Informix Corporation.

                                               /s/ KPMG LLP


Mountain View, California
August 4, 2000